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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the Digital Equipment Corporation 1995 Equity Plan and the Digital Equipment Corporation 1995 Stock Option Plan for Nonemployee Directors of our reports dated July 31, 1995, on our audits of the consolidated financial statements and financial statement schedules of Digital Equipment Corporation as of July 1, 1995 and July 2, 1994 and for each of the three years in the period ended July 1, 1995, which reports are contained in or incorporated by reference in the Corporation's Annual Report on Form 10-K.

                              /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts             Coopers & Lybrand L.L.P.
November 14, 1995